Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

THOUSAND OAKS, Calif. (Aug. 6, 2024) - Amgen (NASDAQ:AMGN) today announced financial results for the second quarter 2024.
“With a strong, balanced portfolio of in-market products and a rapidly advancing pipeline of innovative medicines, we are confident in our ability to deliver attractive long-term growth,” said Robert A. Bradway, chairman and chief executive officer.
Key results include:
•For the second quarter, total revenues increased 20% to $8.4 billion in comparison to the second quarter of 2023.
◦Product sales grew 20%, driven by 26% volume growth, partially offset by 3% lower net selling price. Excluding sales from our Horizon Therapeutics (Horizon) acquisition, product sales grew 5%, driven by volume growth of 10%.
◦Twelve products delivered at least double-digit sales growth in the second quarter, including Prolia® (denosumab), EVENITY® (romosozumab-aqqg), Repatha® (evolocumab), TEZSPIRE® (tezepelumab-ekko), BLINCYTO® (blinatumomab), and TAVNEOS® (avacopan).
◦Our performance included $1.1 billion of sales from our rare disease products, driven by several first-in-class, early-in-lifecycle medicines, including TEPEZZA® (teprotumumab-trbw), KRYSTEXXA® (pegloticase), UPLIZNA® (inebilizumab-cdon), and TAVNEOS® (avacopan).
•GAAP earnings per share (EPS) decreased 46% from $2.57 to $1.38, driven by higher operating expenses, including amortization expense from Horizon-acquired assets and incremental expenses from Horizon, partially offset by higher revenues.
◦GAAP operating income decreased from $2.7 billion to $1.9 billion, and GAAP operating margin decreased 16.5 percentage points to 23.7%.
•Non-GAAP EPS decreased 1% from $5.00 to $4.97, driven by higher operating expenses, including incremental expenses from Horizon, and interest expense, partially offset by higher revenues.
◦Non-GAAP operating income increased from $3.5 billion to $3.9 billion, and non-GAAP operating margin decreased 4.4 percentage points to 48.2%.
•The Company generated $2.2 billion of free cash flow in the second quarter of 2024 versus $3.8 billion in the second quarter of 2023, driven by the timing of tax payments. In 2023, federal tax payments, including our repatriation tax, were made in Q4, whereas in 2024 these payments were made in Q2.

AMGEN REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis” and “free cash flow” (computed by subtracting capital expenditures from operating cash flow) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations. Refer to Non-GAAP Financial Measures below for further discussion.

Product Sales Performance

General Medicine

•Repatha® (evolocumab) sales increased 25% year-over-year to $532 million in the second quarter, driven by 46% volume growth, partially offset by 20% lower net selling price. Repatha remains the global proprotein convertase subtilisin/kexin type 9 (PCSK9) segment leader.

•EVENITY® (romosozumab-aqqg) sales increased 39% year-over-year to $391 million in the second quarter, primarily driven by volume growth.

•Prolia® (denosumab) sales increased 13% year-over-year to $1.2 billion in the second quarter, primarily driven by volume growth.

Oncology

•BLINCYTO® (blinatumomab) sales increased 28% year-over-year to $264 million in the second quarter, driven by broad prescribing across academic and community segments for patients with B-cell precursor acute lymphoblastic leukemia (B-ALL).

•Vectibix® (panitumumab) sales increased 9% year-over-year to $270 million in the second quarter, driven by higher net selling price and volume growth, partially offset by unfavorable foreign exchange impact.

•KYPROLIS® (carfilzomib) sales increased 9% year-over-year to $377 million in the second quarter, primarily driven by volume growth outside the U.S.

•LUMAKRAS®/LUMYKRAS™ (sotorasib) sales increased 10% year-over-year to $85 million in the second quarter, primarily driven by volume growth.

•XGEVA® (denosumab) sales increased 6% year-over-year to $562 million in the second quarter, driven by higher net selling price.

•Nplate® (romiplostim) sales increased 12% year-over-year to $346 million in the second quarter.

•IMDELLTRA™ (tarlatamab-dlle) generated $12 million of sales in the second quarter. IMDELLTRA is the first and only FDA-approved bispecific T-cell engager (BiTE®) therapy for the treatment of extensive-stage small cell lung cancer (ES-SCLC).

•MVASI® (bevacizumab-awwb) sales decreased 20% year-over-year to $157 million in the second quarter. Going forward, we expect continued sales erosion driven by competition.

AMGEN REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

Inflammation

•TEZSPIRE® (tezepelumab-ekko) sales increased 76% year-over-year to $234 million in the second quarter, primarily driven by volume growth. Healthcare providers recognize TEZSPIRE’s unique, differentiated profile and its broad potential to treat the 2.5 million patients worldwide with severe, uncontrolled asthma.

•Otezla® (apremilast) sales decreased 9% year-over-year to $544 million in the second quarter, primarily driven by 7% lower net selling price and 6% unfavorable changes to estimated sales deductions, partially offset by 2% volume growth.

•Enbrel® (etanercept) sales decreased 15% year-over-year to $909 million in the second quarter, primarily driven by lower net selling price. Going forward, we expect continued declining net selling price and relatively flat volumes.

•AMJEVITA®/AMGEVITA™ (adalimumab) sales decreased 11% year-over-year to $133 million in the second quarter. Ex-U.S. sales increased 8% year-over-year to $142 million, driven by volume growth. U.S. sales reflect lower net selling price and unfavorable changes to estimated sales deductions, partially offset by volume growth.

Rare Disease

Except for TAVNEOS®, the products listed below were added through the acquisition of Horizon on Oct. 6, 2023.

•TEPEZZA® (teprotumumab-trbw) generated $479 million of sales in the second quarter. TEPEZZA is the first and only FDA-approved treatment for thyroid eye disease (TED).

•KRYSTEXXA® (pegloticase) generated $294 million of sales in the second quarter. KRYSTEXXA is the first and only FDA-approved treatment for chronic refractory gout.

•UPLIZNA® (inebilizumab-cdon) generated $92 million of sales in the second quarter. UPLIZNA is used to treat adults with neuromyelitis optica spectrum disorders.

•TAVNEOS® (avacopan) generated $71 million of sales in the second quarter. Sales increased 137% year-over-year, driven by volume growth. TAVNEOS is a first-in-class treatment for severe active anti-neutrophil cytoplasmic autoantibody-associated vasculitis (ANCA-associated vasculitis).

•Ultra rare products, which consist of RAVICTI® (glycerol phenylbutyrate), PROCYSBI® (cysteamine bitartrate), ACTIMMUNE® (interferon gamma-1b), BUPHENYL® (sodium phenylbutyrate) and QUINSAIR® (levofloxacin), generated $187 million of sales in the second quarter.

Established Products

•Our established products, which consist of EPOGEN® (epoetin alfa), Aranesp® (darbepoetin alfa), Parsabiv® (etelcalcetide) and Neulasta® (pegfilgrastim), generated $591 million of sales. Sales decreased 21% year-over-year for the second quarter, driven by unfavorable changes to estimated sales deductions and volume declines. In the aggregate, we expect the year-over-year volume declines for this portfolio of products to continue.

AMGEN REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q2 ’24			Q2 ’23	YOY Δ
	U.S.	ROW	TOTAL	TOTAL	TOTAL
Repatha®	$270	$262	$532	$424	25%
EVENITY®	281	110	391	281	39%
Prolia®	770	395	1,165	1,028	13%
BLINCYTO®	165	99	264	206	28%
Vectibix®	133	137	270	248	9%
KYPROLIS®	240	137	377	346	9%
LUMAKRAS®/LUMYKRAS™	55	30	85	77	10%
XGEVA®	399	163	562	530	6%
Nplate®	214	132	346	310	12%
IMDELLTRA™	12	—	12	—	N/A
MVASI®	100	57	157	197	(20%)
TEZSPIRE®	234	—	234	133	76%
Otezla®	432	112	544	600	(9%)
Enbrel®	902	7	909	1,068	(15%)
AMJEVITA®/AMGEVITA™(1)	(9)	142	133	150	(11%)
TEPEZZA®(2)	478	1	479	—	N/A
KRYSTEXXA®(2)	294	—	294	—	N/A
UPLIZNA®(2)	77	15	92	—	N/A
TAVNEOS®	61	10	71	30	*
Ultra rare products(2)	175	12	187	—	N/A
EPOGEN®	32	—	32	61	(48%)
Aranesp®	91	257	348	365	(5%)
Parsabiv®	67	39	106	87	22%
Neulasta®	75	30	105	236	(56%)
Other products(3)	292	54	346	306	13%
Total product sales	$5,840	$2,201	$8,041	$6,683	20%

*Change in excess of 100%
N/A = not applicable
(1) U.S. AMJEVITA product sales for the three months ended June 30, 2024, were impacted by unfavorable changes to estimated sales deductions.
(2) Horizon-acquired products, and the Ultra rare products consist of RAVICTI®, PROCYSBI®, ACTIMMUNE®, BUPHENYL® and QUINSAIR®.
(3) Consists of (i) KANJINTI®, Aimovig®, RIABNI®, Corlanor®, NEUPOGEN®, AVSOLA®, IMLYGIC®, BEKEMV™, WEZLANA™/WEZENLA™ and Sensipar®/Mimpara™, where Biosimilars total $183 million in Q2 ’24 and $130 million in Q2 ’23; and (ii) Horizon-acquired products including RAYOS® and PENNSAID®.

AMGEN REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis for the second quarter:
•Total Operating Expenses increased 51% year-over-year. Cost of Sales as a percentage of product sales increased 13.1 percentage points driven by higher amortization expense from Horizon acquisition-related assets and, to a lesser extent, higher royalties and profit share, partially offset by the Puerto Rico excise tax. Research & Development (R&D) expenses increased 30% due to higher spend in later-stage clinical programs and research and early pipeline, including Horizon-acquired programs. Selling, General & Administrative (SG&A) expenses increased 38% primarily driven by the addition of Horizon and investments in our commercial brands. Other operating expenses consisted primarily of changes in the fair values of contingent consideration liabilities related to our Teneobio, Inc. acquisition from 2021.
•Operating Margin as a percentage of product sales decreased 16.5 percentage points year-over-year to 23.7%.
•Tax Rate decreased 8.6 percentage points year-over-year primarily due to the change in earnings mix as a result of the inclusion of the Horizon business.
On a non-GAAP basis for the second quarter:
•Total Operating Expenses increased 30% year-over-year. Cost of Sales as a percentage of product sales increased 0.4 percentage points primarily driven by higher royalties and profit share, partially offset by Puerto Rico excise tax. R&D expenses increased 30% due to higher spend in later-stage clinical programs and research and early pipeline, including Horizon-acquired programs. SG&A expenses increased 36%, primarily driven by the addition of Horizon and investments in our commercial brands.
•Operating Margin as a percentage of product sales decreased 4.4 percentage points year-over-year to 48.2%.
•Tax Rate decreased 1.5 percentage points year-over-year primarily due to the change in earnings mix as a result of the inclusion of the Horizon business and net favorable items.

$Millions, except percentages	GAAP			Non-GAAP
	Q2 ’24	Q2 ’23	YOY Δ	Q2 ’24	Q2 ’23	YOY Δ
Cost of Sales	$3,236	$1,813	78%	$1,406	$1,142	23%
% of product sales	40.2%	27.1%	13.1 pts.	17.5%	17.1%	0.4 pts.
Research & Development	$1,447	$1,113	30%	$1,423	$1,092	30%
% of product sales	18.0%	16.7%	1.3 pts.	17.7%	16.3%	1.4 pts.
Selling, General & Administrative	$1,785	$1,294	38%	$1,686	$1,237	36%
% of product sales	22.2%	19.4%	2.8 pts.	21.0%	18.5%	2.5 pts.
Other	$11	$82	(87%)	$—	$—	N/A
Total Operating Expenses	$6,479	$4,302	51%	$4,515	$3,471	30%

Operating Margin
operating income as % of product sales	23.7%	40.2%	(16.5) pts.	48.2%	52.6%	(4.4) pts.

Tax Rate	6.0%	14.6%	(8.6) pts.	14.9%	16.4%	(1.5) pts.

pts: percentage points
N/A = not applicable

AMGEN REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

Cash Flow and Balance Sheet
•The Company generated $2.2 billion of free cash flow in the second quarter of 2024 versus $3.8 billion in the second quarter of 2023 driven by the timing of tax payments. In 2023, federal tax payments, including our repatriation tax, were made in Q4, whereas in 2024 these payments were made in Q2.
•The Company’s second quarter 2024 dividend of $2.25 per share was declared on March 6, 2024, and was paid on June 7, 2024, to all stockholders of record as of May 17, 2024, representing a 6% increase from this same period in 2023.
•During the second quarter, the Company reduced debt outstanding by $1.4 billion. Year to date, the Company has reduced debt outstanding by $2.0 billion and remains on- track to deleverage, including greater than $10 billion of debt reduction by the end of 2025.
•Cash and investments totaled $9.3 billion and debt outstanding totaled $62.6 billion as of June 30, 2024.

$Billions, except shares	Q2 ’24	Q2 ’23	YOY Δ
Operating Cash Flow	$2.5	$4.1	$(1.7)
Capital Expenditures	$0.2	$0.3	$0.0
Free Cash Flow	$2.2	$3.8	$(1.6)
Dividends Paid	$1.2	$1.1	$0.1
Share Repurchases	$0.0	$—	$0.0
Average Diluted Shares (millions)	541	537	4

Note: Numbers may not add due to rounding

$Billions	6/30/24	12/31/23	YTD Δ
Cash and Investments	$9.3	$10.9	$(1.6)
Debt Outstanding	$62.6	$64.6	$(2.0)

Note: Numbers may not add due to rounding

2024 Guidance
For the full year 2024, the Company now expects:
•Total revenues in the range of $32.8 billion to $33.8 billion.
•On a GAAP basis, EPS in the range of $6.57 to $7.62, and a tax rate in the range of 6.0% to 7.5%.
•On a non-GAAP basis, EPS in the range of $19.10 to $20.10, and a tax rate in the range of 15.0% to 16.0%.
•Capital expenditures to be approximately $1.3 billion.
•Share repurchases not to exceed $500 million.

AMGEN REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

Second Quarter Product and Pipeline Update
The Company provided the following updates on selected product and pipeline programs:

General Medicine
MariTide (maridebart cafraglutide, AMG 133)
•MariTide, is a multispecific molecule that inhibits the gastric inhibitory polypeptide receptor (GIPR) and activates the glucagon like peptide 1 (GLP-1) receptor.
•A Phase 2 study of MariTide is ongoing in adults with overweight or obesity with or without type 2 diabetes mellitus. Topline data are anticipated in late 2024.
•Planning for a broad Phase 3 program across multiple indications remains on track.
•A Phase 2 trial investigating MariTide for the treatment of type 2 diabetes in patients with and without obesity is planned to initiate in late 2024.

Olpasiran (AMG 890)
•Olpasiran is a potentially best-in-class small interfering ribonucleic acid (siRNA) molecule that reduces lipoprotein(a) (Lp(a)) synthesis in the liver.
•The Ocean(a)-Outcomes trial, a Phase 3 cardiovascular outcomes study is ongoing in patients with atherosclerotic cardiovascular disease and elevated Lp(a).

Repatha
•EVOLVE-MI, a Phase 4 study of Repatha administered within 10 days of an acute myocardial infarction to reduce the risk of cardiovascular (CV) events, has completed enrollment.
•VESALIUS-CV, a Phase 3 CV outcomes study of Repatha, is ongoing in patients at high CV risk without prior myocardial infarction or stroke.

Oncology
IMDELLTRA
•In May, the U.S. Food and Drug Administration (FDA) granted accelerated approval to IMDELLTRA, a first-in-class delta-like ligand 3 (DLL3) targeting BiTE® (bispecific T-cell engager) molecule, for the treatment of adult patients with extensive-stage small cell lung cancer (ES-SCLC) with disease progression on or after platinum-based chemotherapy. Additional regulatory submissions are underway or complete in countries outside of the U.S.
•In May, the FDA granted orphan drug exclusivity for IMDELLTRA for treatment of adult patients with ES-SCLC with disease progression on or after platinum-based chemotherapy.
•IMDELLTRA was added to the SCLC National Comprehensive Cancer Network® Clinical Practice Guidelines in Oncology1 (NCCN guidelines®) as a treatment option after first-line therapy. It is listed as a “Preferred Option” for patients with chemotherapy-free interval ≤ 6 months and as a “Other Recommended Treatment Option” for patients with chemotherapy-free interval > 6 months.
•Advancing a comprehensive global clinical development program:
◦DeLLphi-304, a Phase 3 study comparing tarlatamab with standard of care chemotherapy in second-line ES-SCLC, has completed enrollment.
◦DeLLphi-305, a Phase 3 study comparing tarlatamab and durvalumab with durvalumab alone, is enrolling patients with first-line ES-SCLC.
◦DeLLphi-306, a Phase 3 study comparing tarlatamab with placebo following concurrent chemoradiation therapy, is enrolling patients with limited-stage SCLC.
◦DeLLphi-300, a Phase 1 study of tarlatamab, is ongoing in patients with relapsed /refractory SCLC.

AMGEN REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

◦DeLLphi-302, a Phase 1b study of tarlatamab in combination with AMG 404, is ongoing in patients with second-line or later SCLC. AMG 404 is an anti-programmed cell death protein 1 (PD1) monoclonal antibody.
◦DeLLphi-303, a Phase 1b study of tarlatamab in combination with standard of care, continues to enroll patients with first-line ES-SCLC.
◦DeLLpro-300, a Phase 1b study of tarlatamab, is ongoing in patients with de novo or treatment-emergent neuroendocrine prostate cancer.
•In June, initial data were presented from:
◦The DeLLpro-300 study highlighting IMDELLTRA safety results with encouraging anti-tumor activity in DLL3-expressing de novo or treatment-emergent neuroendocrine prostate cancer.
◦A subgroup analysis of the Phase 2 DeLLphi-301 study demonstrating durable anticancer activity in relapsed / refractory SCLC regardless of the presence of treated, stable brain metastases at baseline.
•Long-term follow-up data from the Phase 2 DeLLphi 301 study in patients with ES-SCLC who had failed two or more prior lines of treatment will be presented at the 2024 World Conference on Lung Cancer (WCLC) this fall.

BLINCYTO
•In June, the FDA approved BLINCYTO for the treatment of adult and pediatric patients one month or older with CD19-positive Philadelphia chromosome (Ph)-negative B-cell precursor acute lymphoblastic leukemia (B-ALL) in the consolidation phase, regardless of measurable residual disease (MRD) status. Additional regulatory submissions are underway or complete in countries outside of the U.S.
•Data from the Phase 3 E1910 study were recently published in the New England Journal of Medicine. This study was in part the basis for the recent FDA approval and evaluated BLINCYTO in newly diagnosed B-ALL patients who were in remission and tested negative for MRD after an initial round of chemotherapy. At three years of follow-up, 85% of the patients who went on to receive additional standard consolidation chemotherapy plus BLINCYTO were alive, a significant improvement compared to 68% of patients who received chemotherapy only.
•Golden Gate, a Phase 3 study of BLINCYTO alternating with low-intensity chemotherapy, continues to enroll older adult patients with newly diagnosed Ph-negative B-ALL.
•A Phase 1/2 study of subcutaneous blinatumomab continues to enroll adult patients with relapsed or refractory Ph-negative B-ALL. The Company is planning to advance blinatumomab subcutaneous administration to a potentially registration-enabling Phase 2 portion of this study with initiation in H2 2025.

Xaluritamig (AMG 509)
•Xaluritamig is a first-in-class bispecific T-cell engager targeting six-transmembrane epithelial antigen of prostate 1 (STEAP1).
•A Phase 1 monotherapy dose-expansion study of xaluritamig is ongoing in patients with metastatic castrate resistant prostate cancer (mCRPC) and continues to enroll patients to explore reduced monitoring after treatment administration. An outpatient treatment cohort has also been initiated to improve administration convenience.
•A Phase 1 combination of xaluritamig with enzalutamide or abiraterone continues to enroll patients with mCRPC in dose escalation and dose expansion respectively.
•Two additional Phase 1 studies of xaluritamig to evaluate preliminary efficacy and safety in patients with early prostate cancer are planned.
•Updated results from the xaluritamig first-in-human trial, including longer follow-up and overall survival on the previously presented dose-escalation and initial results from dose

AMGEN REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

optimization, will be presented at the European Society for Medical Oncology (ESMO) Congress 2024 in September.

AMG 193
•AMG 193 is a first-in-class small molecule methylthioadenosine (MTA)-cooperative protein arginine methyltransferase 5 (PRMT5) inhibitor.
•In August, the FDA granted an orphan drug designation to AMG 193 for the treatment of pancreatic cancer.
•A Phase 1/1b/2 study of AMG 193 continues to enroll patients with advanced methylthioadenosine phosphorylase (MTAP)-null solid tumors in the dose-expansion portion of the study.
•A Phase 1b study of AMG 193 alone or in combination with other therapies is enrolling patients with advanced MTAP-null thoracic tumors.
•A Phase 1b study of AMG 193 in combination with other therapies was initiated in patients with advanced MTAP-null gastrointestinal, biliary tract, or pancreatic cancers.
•A Phase 1/2 study of AMG 193 in combination with IDE397, an investigational methionine adenosyltransferase 2A (MAT2A) inhibitor, continues to enroll patients with advanced MTAP-null solid tumors.
•Additional data from the Phase 1 dose escalation and initial dose expansion study of AMG 193 in patients with MTAP-null solid tumors will be presented at ESMO in September.

Nplate
•A Phase 3 study of Nplate as supportive care in chemotherapy-induced thrombocytopenia in gastrointestinal malignancies is complete. Data analysis is ongoing with readout anticipated in H2 2024.

LUMAKRAS/LUMYKRAS
•CodeBreaK 202, a Phase 3 study of LUMAKRAS plus chemotherapy vs. pembrolizumab plus chemotherapy, is enrolling patients with first-line KRAS G12C–mutated and programmed cell death protein ligand-1 (PD-L1) negative advanced non-small cell lung cancer (NSCLC).
•Regulatory review by the European Medicines Agency (EMA) of the CodeBreaK 200 Phase 3 trial of adults with previously treated locally advanced or metastatic KRAS G12C–mutated NSCLC along with data from the Phase 2 dose-comparison substudy is ongoing.
•A U.S. regulatory submission for the Phase 3 CodeBreaK 300 study of LUMAKRAS plus Vectibix vs. investigator’s choice of therapy in KRAS G12C–mutated metastatic colorectal cancer (CRC) was accepted under Priority Review with a Prescription Drug User Fee Act (PDUFA) date of October 17, 2024.
•CodeBreaK 301, a Phase 3 study of LUMAKRAS in combination with Vectibix and FOLFIRI, is enrolling patients with first-line KRAS G12C–mutated CRC.

Bemarituzumab
•Bemarituzumab is a first-in-class fibroblast growth factor receptor 2b (FGFR2b) targeting monoclonal antibody.
•FORTITUDE-101, a Phase 3 study of bemarituzumab plus chemotherapy, has completed enrollment in patients with first-line gastric cancer.
•FORTITUDE-102, a Phase 1b/3 study of bemarituzumab plus chemotherapy and nivolumab in first-line gastric cancer, continues to enroll patients in the Phase 3 portion of the study.
•FORTITUDE-103, a Phase 1b/2 study of bemarituzumab plus oral chemotherapy regimens with or without nivolumab continues to enroll patients in first-line gastric cancer.

AMGEN REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

•FORTITUDE-301, a Phase 1b/2 basket study of bemarituzumab monotherapy, is ongoing in patients with solid tumors with FGFR2b overexpression.

Inflammation
TEZSPIRE
•Data were presented from the COURSE Phase 2 study of TEZSPIRE in chronic obstructive pulmonary disease (COPD) demonstrating that TEZSPIRE numerically reduced the annualized rate of moderate or severe COPD exacerbations vs. placebo by 17% (90% CI: −6, 36; p=0.1042). Of note, greater reductions were observed in a subgroup of patients with baseline BEC ≥ 150 cells/μL (37% [95% CI: 7, 57]). The trend in reduction was highest in subjects with BEC ≥ 300 cells/µL. Planning for Phase 3 in COPD remains on track.
•Based on the COURSE Phase 2 results, the FDA granted TEZSPIRE Breakthrough Therapy Designation as an add-on maintenance treatment of patients with moderate to very severe COPD characterized by an eosinophilic phenotype.
•The DIRECTION Phase 3 study of TEZSPIRE in patients in China with a history of uncontrolled asthma met the primary endpoint, demonstrating a statistically significant reduction in annual asthma exacerbation rate (AAER) over 52 weeks compared to placebo.
•A Phase 3 study of TEZSPIRE is ongoing in patients with chronic rhinosinusitis with nasal polyps. Data readout is anticipated in H2 2024.
•A Phase 3 study of TEZSPIRE continues to enroll patients with eosinophilic esophagitis.
•In severe asthma, the WAYFINDER Phase 3b study is fully enrolled. The PASSAGE Phase 4 real-world effectiveness study and the SUNRISE Phase 3 study continue to enroll patients.

Rocatinlimab (AMG 451/KHK4083)
•Rocatinlimab is a first-in-class T-cell rebalancing monoclonal antibody targeting the OX40 receptor.
•The eight study ROCKET Phase 3 program continues to enroll patients with moderate-to-severe atopic dermatitis. To date, over 3,100 patients have been enrolled in the ROCKET program, with five studies having completed enrollment.
•The Phase 3 HORIZON study (part of the ROCKET program), evaluating rocatinlimab monotherapy vs. placebo in adults with moderate-to-severe atopic dermatitis, is ongoing. Data readout is anticipated in H2 2024.
•A Phase 2 study of rocatinlimab is enrolling patients with moderate-to-severe asthma.
•A Phase 3 study of rocatinlimab is enrolling patients with prurigo nodularis.

Otezla
•In June data were presented:
◦Results from a real-world study comparing early vs. late Otezla treatment vs. topical therapy alone in mild-to-moderate psoriasis demonstrated that patients who initiated Otezla early were >50% more likely to achieve treatment goals of body surface area (BSA) ≤1% and BSA-75 at 6 months after treatment initiation compared with patients initiating a new topical treatment.
◦In the FOREMOST Phase 4 study, Otezla led to early improvement in clinical and patient reported outcomes in patients with oligoarticular psoriatic arthritis, which were sustained and further improved over 48 weeks with no new safety signals.
◦In the MOSAIC Phase 4 study in adults with active psoriatic arthritis, treatment with Otezla was associated with improvements in inflammation measured by MRI, clinical outcomes, and patient reported outcomes over 48 weeks of treatment.

AMGEN REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

Efavaleukin alfa (AMG 592)
•Efavaleukin alfa is an interleukin 2 (IL 2) mutein Fc fusion protein.
•A Phase 2b study of efavaleukin alfa continues to enroll patients with ulcerative colitis.

Ordesekimab (AMG 714/PRV-015)
•Ordesekimab is a monoclonal antibody that binds interleukin-15.
•A Phase 2b study of Ordesekimab is ongoing in nonresponsive celiac disease.

AMG 104 (AZD8630)
•AMG 104 is an inhaled anti-thymic stromal lymphopoietin (TSLP) fragment antigen-binding (Fab).
•Data were presented from the Phase 1 study of AMG 104 in healthy volunteers and patients with asthma. In this study AMG 104 demonstrated an acceptable safety profile and a significant reduction in fractional exhaled nitric oxide (FeNO) in patients with moderate-to-severe asthma and elevated FeNO.
•The Company plans to initiate a Phase 2 study in patients with asthma in H2 2024.

Rare Disease
TAVNEOS
•A Phase 3, open-label study of TAVNEOS in combination with Rituximab or a cyclophosphamide-containing regimen was initiated in children from 6 years to < 18 years of age with active ANCA-associated vasculitis (Granulomatosis with Polyangiitis (GPA) / Microscopic Polyangiitis (MPA)).
•In June a post hoc subgroup analysis of the Phase 3 ADVOCATE trial was presented comparing TAVNEOS with steroid taper in patients with ANCA-associated vasculitis with ear, nose and throat (ENT) involvement at baseline. This analysis demonstrated that a higher proportion of patients receiving TAVNEOS had sustained remission at week 52 with the percentage of ENT manifestations also decreasing more rapidly with TAVNEOS treatment.

TEPEZZA
•Regulatory review of the New Drug Application (NDA) for TEPEZZA in Japan and multiple additional geographies continues.
•A Phase 3 study of TEPEZZA in Japan continues to enroll patients with chronic or low clinical activity score TED.
•A Phase 3 study evaluating the subcutaneous route of administration of TEPEZZA is enrolling patients with TED.

UPLIZNA
•In June, the Company announced positive topline results of a Phase 3 clinical trial evaluating the efficacy and safety of UPLIZNA for the treatment of Immunoglobulin G4-related disease (IgG4-RD). The trial met its primary endpoint, showing a statistically significant 87% reduction in the risk of IgG4-RD flare compared to placebo (Hazard Ratio 0.13, p<0.0001) during the 52-week placebo-controlled period. All key secondary endpoints were also met and no new safety signals were identified. Full data from the trial will be presented at a future medical meeting. Regulatory filing activities are underway.
•MINT, a Phase 3 study of UPLIZNA in patients with myasthenia gravis is ongoing. Data readout is anticipated in H2 2024.

AMGEN REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

Dazodalibep
•Dazodalibep is a fusion protein that inhibits CD40L.
•Two Phase 3 studies of Dazodalibep in Sjögren’s disease are enrolling patients. The first study is in patients with moderate-to-severe systemic disease activity, and the second study is in patients with moderate-to-severe symptomatic burden and low systemic disease activity.
•In June, a manuscript based on data from the Phase 2 study of Dazodalibep in Sjögren’s disease was published in Nature Medicine.

Daxdilimab
•Daxdilimab is a fully human monoclonal antibody targeting immunoglobulin-like transcript 7 (ILT7).
•A Phase 2 study of daxdilimab, is ongoing in patients with moderate-to-severe active primary discoid lupus erythematosus refractory to standard of care.
•A Phase 2 study of daxdilimab is ongoing in patients with dermatomyositis and antisynthetase inflammatory myositis.

Fipaxalparant (formerly AMG 670/HZN 825)
•Fipaxalparant is a lysophosphatidic acid receptor 1 (LPAR1) antagonist.
•A Phase 2 study of fipaxalparant is ongoing in patients with idiopathic pulmonary fibrosis. Data readout is anticipated in H2 2024.
•A Phase 2 study of fipaxalparant is enrolling patients with diffuse cutaneous systemic sclerosis.

Biosimilars
•In May, the FDA approved BKEMV as the first interchangeable biosimilar to SOLIRIS® (eculizumab).
•The clinical comparative study portion of a randomized, double-blind pivotal study evaluating pharmacokinetic (PK) similarity of ABP 206 compared with OPDIVO® (nivolumab) is enrolling patients with resected stage III or stage IV melanoma in the adjuvant setting.
•A randomized, double-blind Phase 3 study to compare efficacy, pharmacokinetics, safety, and immunogenicity between ABP 234 and Keytruda® (pembrolizumab) was initiated in patients with advanced or metastatic non-squamous non-small cell lung cancer.

TEZSPIRE is being developed in collaboration with AstraZeneca.
AMG 104 is being developed in collaboration with AstraZeneca
Rocatinlimab, formerly AMG 451/KHK4083, is being developed in collaboration with Kyowa Kirin.
Ordesekimab, formerly AMG 714 and also known as PRV-015, is being developed in collaboration with Provention Bio, a Sanofi Company. For the purposes of the collaboration, Provention Bio conducts a clinical trial and leads certain development and regulatory activities for the program.
Xaluritamig, formerly AMG 509, is being developed pursuant to a research collaboration with Xencor, Inc.
IDE397 is an investigational MAT2A inhibitor from IDEAYA Biosciences.
OPDIVO is a registered trademark of Bristol-Myers Squibb Company.
KEYTRUDA is a registered trademark of Merck & Co., Inc.
SOLIRIS is a registered trademark of ALEXION Pharmaceuticals, Inc.
1National Comprehensive Cancer Network® (NCCN®) makes no warranties of any kind whatsoever regarding their content, use or application and disclaims any responsibility for their application or use in any way.

AMGEN REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the second quarters of 2024 and 2023, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2024 EPS and tax guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, divestitures, restructuring and certain other items from the related GAAP financial measures. Management has presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the second quarters of 2024 and 2023. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP.
The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s normal and recurring business activities by facilitating comparisons of results of normal and recurring business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
About Amgen
Amgen discovers, develops, manufactures and delivers innovative medicines to help millions of patients in their fight against some of the world’s toughest diseases. More than 40 years ago, Amgen helped to establish the biotechnology industry and remains on the cutting-edge of innovation, using technology and human genetic data to push beyond what’s known today. Amgen is advancing a broad and deep pipeline that builds on its existing portfolio of medicines to treat cancer, heart disease, osteoporosis, inflammatory diseases and rare diseases.
In 2024, Amgen was named one of the “World’s Most Innovative Companies” by Fast Company and one of “America’s Best Large Employers” by Forbes, among other external recognitions. Amgen is one of the 30 companies that comprise the Dow Jones Industrial Average®, and it is also part of the Nasdaq-100 Index®, which includes the largest and most innovative non-financial companies listed on the Nasdaq Stock Market based on market capitalization.
For more information, visit Amgen.com and follow Amgen on X, LinkedIn, Instagram, TikTok, YouTube and Threads.

Forward-Looking Statements
This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the outcome, benefits and synergies of collaborations, or potential collaborations, with any other company (including BeiGene, Ltd. or Kyowa Kirin Co., Ltd.), the performance of Otezla® (apremilast) (including anticipated Otezla sales growth and the timing of non-GAAP EPS accretion), our acquisitions of Teneobio, Inc., ChemoCentryx, Inc., or Horizon (including the prospective performance and outlook of Horizon's business, performance and opportunities and any potential strategic benefits, synergies or opportunities expected as a result of such acquisition, and any projected impacts from the Horizon acquisition on our acquisition-related

AMGEN REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

expenses going forward), as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes, effects of pandemics or other widespread health problems on our business, outcomes, progress, and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. An outbreak of disease or similar public health threat, such as COVID-19, and the public and governmental effort to mitigate against the spread of such disease, could have a significant adverse effect on the supply of materials for our manufacturing activities, the distribution of our products, the commercialization of our product candidates, and our clinical trial operations, and any such events may have a material adverse effect on our product development, product sales, business and results of operations. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors,

AMGEN REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to collaborate with or acquire other companies, products or technology, and to integrate the operations of companies or to support the products or technology we have acquired, may not be successful. There can be no guarantee that we will be able to realize any of the strategic benefits, synergies or opportunities arising from the Horizon acquisition, and such benefits, synergies or opportunities may take longer to realize than expected. We may not be able to successfully integrate Horizon, and such integration may take longer, be more difficult or cost more than expected. A breakdown, cyberattack or information security breach of our information technology systems could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business and operations may be negatively affected by the failure, or perceived failure, of achieving our environmental, social and governance objectives. The effects of global climate change and related natural disasters could negatively affect our business and operations. Global economic conditions may magnify certain risks that affect our business. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

###

CONTACT: Amgen, Thousand Oaks
Elissa Snook, 609-251-1407 (media)
Justin Claeys, 805-313-9775 (investors)

AMGEN REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of Income - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Revenues:
Product sales	$8,041	$6,683	$15,159	$12,529
Other revenues	347	303	676	562
Total revenues	8,388	6,986	15,835	13,091

Operating expenses:
Cost of sales	3,236	1,813	6,436	3,533
Research and development	1,447	1,113	2,790	2,171
Selling, general and administrative	1,785	1,294	3,593	2,552
Other	11	82	116	230
Total operating expenses	6,479	4,302	12,935	8,486

Operating income	1,909	2,684	2,900	4,605

Other income (expense):
Interest expense, net	(808)	(752)	(1,632)	(1,295)
Other (expense) income, net	(307)	(318)	(542)	1,746

Income before income taxes	794	1,614	726	5,056

Provision for income taxes	48	235	93	836

Net income	$746	$1,379	$633	$4,220

Earnings per share:
Basic	$1.39	$2.58	$1.18	$7.90
Diluted	$1.38	$2.57	$1.17	$7.86

Weighted-average shares used in calculation of earnings per share:
Basic	537	535	537	534
Diluted	541	537	541	537

AMGEN REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	June 30,	December 31,
	2024	2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,301	$10,944
Trade receivables, net	6,934	7,268
Inventories	7,995	9,518
Other current assets	2,976	2,602
Total current assets	27,206	30,332

Property, plant and equipment, net	6,097	5,941
Intangible assets, net	30,172	32,641
Goodwill	18,616	18,629
Other noncurrent assets	8,816	9,611
Total assets	$90,907	$97,154

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$15,989	$16,949
Current portion of long-term debt	5,528	1,443
Total current liabilities	21,517	18,392

Long-term debt	57,117	63,170
Long-term deferred tax liabilities	1,780	2,354
Long-term tax liabilities	2,205	4,680
Other noncurrent liabilities	2,363	2,326
Total stockholders’ equity	5,925	6,232
Total liabilities and stockholders’ equity	$90,907	$97,154

Shares outstanding	537	535

AMGEN REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
GAAP cost of sales	$3,236	$1,813	$6,436	$3,533
Adjustments to cost of sales:
Acquisition-related expenses (a)	(1,830)	(671)	(3,690)	(1,340)
Certain net charges pursuant to our restructuring and cost savings initiatives	—	—	—	(35)
Total adjustments to cost of sales	(1,830)	(671)	(3,690)	(1,375)
Non-GAAP cost of sales	$1,406	$1,142	$2,746	$2,158

GAAP cost of sales as a percentage of product sales	40.2%	27.1%	42.5%	28.2%
Acquisition-related expenses (a)	(22.7)	(10.0)	(24.4)	(10.7)
Certain net charges pursuant to our restructuring and cost savings initiatives	0.0	0.0	0.0	(0.3)
Non-GAAP cost of sales as a percentage of product sales	17.5%	17.1%	18.1%	17.2%

GAAP research and development expenses	$1,447	$1,113	$2,790	$2,171
Adjustments to research and development expenses:
Acquisition-related expenses (b)	(24)	(4)	(50)	(18)
Certain net charges pursuant to our restructuring and cost savings initiatives	—	(17)	—	(17)
Total adjustments to research and development expenses	(24)	(21)	(50)	(35)
Non-GAAP research and development expenses	$1,423	$1,092	$2,740	$2,136

GAAP research and development expenses as a percentage of product sales	18.0%	16.7%	18.4%	17.3%
Acquisition-related expenses (b)	(0.3)	(0.1)	(0.3)	(0.2)
Certain net charges pursuant to our restructuring and cost savings initiatives	0.0	(0.3)	0.0	(0.1)
Non-GAAP research and development expenses as a percentage of product sales	17.7%	16.3%	18.1%	17.0%

GAAP selling, general and administrative expenses	$1,785	$1,294	$3,593	$2,552
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (c)	(99)	(57)	(195)	(91)
Non-GAAP selling, general and administrative expenses	$1,686	$1,237	$3,398	$2,461

GAAP selling, general and administrative expenses as a percentage of product sales	22.2%	19.4%	23.7%	20.4%
Acquisition-related expenses (c)	(1.2)	(0.9)	(1.3)	(0.8)
Non-GAAP selling, general and administrative expenses as a percentage of product sales	21.0%	18.5%	22.4%	19.6%

GAAP operating expenses	$6,479	$4,302	$12,935	$8,486
Adjustments to operating expenses:
Adjustments to cost of sales	(1,830)	(671)	(3,690)	(1,375)
Adjustments to research and development expenses	(24)	(21)	(50)	(35)
Adjustments to selling, general and administrative expenses	(99)	(57)	(195)	(91)
Certain net charges pursuant to our restructuring and cost savings initiatives (d)	3	(26)	4	(167)
Certain other expenses (e)	(14)	(56)	(120)	(63)
Total adjustments to operating expenses	(1,964)	(831)	(4,051)	(1,731)
Non-GAAP operating expenses	$4,515	$3,471	$8,884	$6,755

AMGEN REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
GAAP operating income	$1,909	$2,684	$2,900	$4,605
Adjustments to operating expenses	1,964	831	4,051	1,731
Non-GAAP operating income	$3,873	$3,515	$6,951	$6,336

GAAP operating income as a percentage of product sales	23.7%	40.2%	19.1%	36.8%
Adjustments to cost of sales	22.7	10.0	24.4	11.0
Adjustments to research and development expenses	0.3	0.4	0.3	0.3
Adjustments to selling, general and administrative expenses	1.2	0.9	1.3	0.8
Certain net charges pursuant to our restructuring and cost savings initiatives (d)	0.0	0.4	0.0	1.3
Certain other expenses (e)	0.3	0.7	0.8	0.4
Non-GAAP operating income as a percentage of product sales	48.2%	52.6%	45.9%	50.6%

GAAP interest expense, net	$(808)	$(752)	$(1,632)	$(1,295)
Adjustments to interest expense, net:
Interest expense on acquisition-related debt (f)	—	333	—	456
Non-GAAP interest expense, net	$(808)	$(419)	$(1,632)	$(839)

GAAP other (expense) income, net	$(307)	$(318)	$(542)	$1,746
Adjustments to other (expense) income, net
Interest income and other expenses on acquisition-related debt (f)	—	(288)	—	(294)
Net losses (gains) from equity investments (g)	405	718	915	(1,135)
Total adjustments to other (expense) income, net	405	430	915	(1,429)
Non-GAAP other income, net	$98	$112	$373	$317

GAAP income before income taxes	$794	$1,614	$726	$5,056
Adjustments to income before income taxes:
Adjustments to operating expenses	1,964	831	4,051	1,731
Adjustments to interest expense, net	—	333	—	456
Adjustments to other (expense) income, net	405	430	915	(1,429)
Total adjustments to income before income taxes	2,369	1,594	4,966	758
Non-GAAP income before income taxes	$3,163	$3,208	$5,692	$5,814

GAAP provision for income taxes	$48	$235	$93	$836
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (h)	420	288	779	171
Other income tax adjustments (i)	4	2	(11)	(17)
Total adjustments to provision for income taxes	424	290	768	154
Non-GAAP provision for income taxes	$472	$525	$861	$990

GAAP tax as a percentage of income before taxes	6.0%	14.6%	12.8%	16.5%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (h)	8.8	1.7	2.5	0.8
Other income tax adjustments (i)	0.1	0.1	(0.2)	(0.3)
Total adjustments to provision for income taxes	8.9	1.8	2.3	0.5
Non-GAAP tax as a percentage of income before taxes	14.9%	16.4%	15.1%	17.0%

GAAP net income	$746	$1,379	$633	$4,220
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	1,949	1,306	4,187	587
Other income tax adjustments (i)	(4)	(2)	11	17
Total adjustments to net income	1,945	1,304	4,198	604
Non-GAAP net income	$2,691	$2,683	$4,831	$4,824

Note: Numbers may not add due to rounding

AMGEN REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share:

	Three months ended June 30, 2024		Three months ended June 30, 2023
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$746	$2,691	$1,379	$2,683

Weighted-average shares for diluted EPS	541	541	537	537

Diluted EPS	$1.38	$4.97	$2.57	$5.00

	Six months ended June 30, 2024		Six months ended June 30, 2023
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$633	$4,831	$4,220	$4,824

Weighted-average shares for diluted EPS	541	541	537	537

Diluted EPS	$1.17	$8.93	$7.86	$8.98

(a)	The adjustments related primarily to noncash amortization of intangible assets and fair value step-up of inventory acquired from business acquisitions.

(b)	For the three and six months ended June 30, 2024, the adjustments related primarily to acquisition-related costs related to our Horizon acquisition. For the three and six months ended June 30, 2023, the adjustments related primarily to noncash amortization of intangible assets from business acquisitions.

(c)	For the three and six months ended June 30, 2024 and 2023, the adjustments related primarily to acquisition-related costs related to our Horizon acquisition.

(d)	For the three and six months ended June 30, 2023, the adjustments related primarily to separation costs associated with our restructuring plan initiated in early 2023.

(e)	For the three months ended June 30, 2024, the adjustments related primarily to changes in the fair values of contingent consideration liabilities. For the six months ended June 30, 2024, the adjustments related primarily to a net impairment charge for an in-process R&D asset and changes in the fair values of contingent consideration liabilities, both related to our Teneobio, Inc. acquisition from 2021. For the three and six months ended June 30, 2023, the adjustments related primarily to a net impairment charge for an in-process R&D asset.

(f)	For the three and six months ended June 30, 2023, the adjustments included (i) interest expense and income on senior notes issued in March 2023 and (ii) debt issuance costs and other fees related to our bridge credit and term loan credit agreements, incurred prior to the closing of our acquisition of Horizon.

(g)	For the three and six months ended June 30, 2024 and 2023, the adjustments related primarily to our BeiGene, Ltd. equity fair value adjustment.

(h)	The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, the tax impact of adjustments, including the amortization of intangible assets and acquired inventory, gains and losses on our investments in equity securities and expenses related to restructuring and cost savings initiatives, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rate for the adjustments to our GAAP income before income taxes for the three and six months ended June 30, 2024, was 17.7% and 15.7%, respectively, compared to 18.1% and 22.6% for the corresponding periods of the prior year.

(i)	The adjustments related to certain acquisition items, prior period and other items excluded from GAAP earnings.

AMGEN REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$2,459	$4,109	$3,148	$5,173
Net cash (used in) provided by investing activities	(217)	(211)	(434)	1,147
Net cash (used in) provided by financing activities	(2,649)	(1,210)	(4,357)	20,299
(Decrease) increase in cash and cash equivalents	(407)	2,688	(1,643)	26,619
Cash and cash equivalents at beginning of period	9,708	31,560	10,944	7,629
Cash and cash equivalents at end of period	$9,301	$34,248	$9,301	$34,248

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$2,459	$4,109	$3,148	$5,173
Capital expenditures	(238)	(271)	(468)	(615)
Free cash flow	$2,221	$3,838	$2,680	$4,558

AMGEN REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of GAAP EPS Guidance to Non-GAAP
EPS Guidance for the Year Ending December 31, 2024
(Unaudited)

GAAP diluted EPS guidance	$6.57	—	$7.62
Known adjustments to arrive at non-GAAP*:
Acquisition-related expenses (a)	11.09	—	11.14
Net losses from equity investments		1.33
Other		0.06
Non-GAAP diluted EPS guidance	$19.10	—	$20.10

* The known adjustments are presented net of their related tax impact, which amount to approximately $2.98 per share.

(a) The adjustments primarily include noncash amortization of intangible assets and fair value step-up of inventory acquired in business combinations.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, asset impairments, litigation, changes in fair value of our contingent consideration obligations and changes in fair value of our equity investments.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP
Tax Rate Guidance for the Year Ending December 31, 2024
(Unaudited)

GAAP tax rate guidance	6.0%	—	7.5%
Tax rate of known adjustments discussed above	8.5%	—	9.0%
Non-GAAP tax rate guidance	15.0%	—	16.0%